June 3, 2009


Securities and Exchange Commission
450  Fifth Street  N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President - General Counsel
Angela Hilt, Vice President Corporate Secretary & Assistant General Counsel Cheryl Brice, Assistant Secretary

Sincerely,

/s/  Grant J. LaMontagne

Name:  Grant J. LaMontagne
Title:  Senior Vice President  Chief Customer Officer